Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Applied Molecular Transport Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value, reserved for issuance pursuant to the 2020 Equity Incentive Plan	457(c) and 457(h)	1,930,997(2)	$6.02(3)	$11,624,601.94	0.0000927	$1,077.60
Equity	Common Stock, $0.0001 par value, reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan	457(c) and 457(h)	386,199(4)	$5.11(5)	$1,973,476.89	0.0000927	$182.94
Equity	Common Stock, $0.0001 par value, reserved for issuance pursuant to the 2022 Inducement Equity Incentive Plan	457(c) and 457(h)	1,000,000(6)	$6.02(7)	$6,020,000.00	0.0000927	$558.05
Total Offering Amounts							$13,598,078.83
Total Fee Offsets							—
Net Fee Due							$1,818.60

(1)

Represents shares of common stock, par value $0.0001 per share (“Common Stock”) of the Applied Molecular Transport Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), 2020 Employee Stock Purchase Plan (the “ESPP”) and 2022 Inducement Equity Incentive Plan (the “2022 Inducement Plan”). In addition, Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Plan, ESPP or 2022 Inducement Plan by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Reflects an automatic increase of 1,930,997 on January 1, 2022 to the number of shares of Registrant’s Common Stock reserved for issuance under the 2020 Plan, which annual increase is provided for in the 2020 Plan.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.02 per share, which represents the average of the high and low price per share of the Registrant’s common stock, as reported on the Nasdaq Global Select Market, on March 2, 2022.

(4)

Reflects an automatic annual increase of 386,199 on January 1, 2022 to the number of shares of Registrant’s Common Stock reserved for issuance under the ESPP, which annual increase is provided for in the ESPP.

(5)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $6.02 per share, which represents the average of the high and low price per share of the Registrant’s common stock, as reported on the Nasdaq Global Select Market, on March 2, 2022. Pursuant to the 2020 ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.

(6)	Reflects 1,000,000 shares of Common Stock reserved for issuance under the 2022 Inducement Plan.
(7)

Estimated in accordance with Rules 457 (c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.02 per share, which represents the average of the high and low price per share of the Registrant’s common stock, as reported on the Nasdaq Global Select Market, on March 2, 2022.